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Exhibit 5.1

FORM OF OPINION OF DLA PIPER RUDNICK GRAY CARY US LLP

Protein Design Labs, Inc.
34801 Campus Drive
Fremont, California 94553

Re:
Protein Design Labs, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

        We are acting as counsel for Protein Design Labs, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of $250,000,000 aggregate principal amount of 2.00% Convertible Senior Notes due 2012 (the "2005 Notes"), and the shares of Common Stock, $0.01 par value (the "Common Stock"), of the Company issuable upon conversion of the Notes (the "Conversion Shares"). The 2005 Notes and the Conversion Shares are to be offered and sold by certain securityholders of the Company (the "Selling Securityholders"). In this regard we have participated in the preparation of a Registration Statement on Form S-3 relating to the 2005 Notes and the Conversion Shares (such Registration Statement, as it may be amended from time to time, is herein referred to as the "Registration Statement").

        We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. As to facts material to the opinions, statements and assumptions expressed herein, we have relied upon oral and written statements and representations of officers of the Company. We have not independently verified such factual matters.

        We are of the opinion that:

        1.     The 2005 Notes have been duly authorized by the Company and are in the form contemplated by the Indenture dated as of February 14, 2005, between the Company and J.P. Morgan Trust Company, National Association, as Trustee (the "Indenture");

        2.     The Indenture has been duly authorized, executed and delivered by the Company;

        3.     Each of the 2005 Notes and the Indenture is a valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms; and

        4.     The Conversion Shares have been duly authorized and, when issued by the Company upon conversion of the 2005 Notes in accordance with the Indenture, will be legally issued, fully paid and nonassessable under the laws of the State of Delaware.

        The opinions rendered in paragraph 3 above relating to the enforceability of the Indenture and the 2005 Notes are subject to the following exceptions, limitations and qualifications:

              i.  such opinions are subject to public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification or contribution;

             ii.  we express no opinions as to the enforceability under certain circumstances of provisions imposing penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment of the occurrence of a default;

            iii.  we express no opinions as to the enforceability of unspecified fees or charges imposed in the sole discretion of the Trustee;

            iv.  enforceability may be limited to the extent that remedies are sought by a party with respect to a breach that a court concludes is not material or does not adversely affect such party, and enforceability may be limited by any unconscionable, inequitable, or unreasonable conduct on the part of such party seeking enforcement, defenses arising from such party's failure to act in accordance with the terms and conditions of the Indenture and the 2005 Notes (collectively, the

  "Transaction Agreements"), defenses arising as a consequence of the passage of time, or defenses arising as a result of such party's failure to act reasonably or in good faith or to comply with the terms of the Transaction Agreements;

             v.  we express no opinion on the enforceability of the self-help, non-judicial remedies provided in the Transaction Agreements;

            vi.  we express no opinion on the enforceability of any provision of the Transaction Agreements requiring any party to waive any procedural, judicial, or substantive rights or defenses, such as rights to notice, right to a jury trial, statutes of limitation, appraisal or valuation rights, and marshaling of assets, or any provisions purporting to waive any right to consequential or other damages;

           vii.  we express no opinion on the enforceability of any provisions permitting modifications of the Transaction Agreements only if in writing, or stating that the provisions of the Transaction Agreements are severable;

          viii.  the provisions of the Transaction Agreements which provide for jurisdiction of the courts of any particular jurisdiction may not be binding on the courts in the forums selected or excluded;

            ix.  we express no opinion with respect to the availability of specific performance, injunctive relief, or other equitable remedies with respect to any of the provisions of the Transaction Agreements;

             x.  we express no opinion as to the effect of any waivers, if any, of any terms or provisions of the Indenture of the 2005 Notes;

            xi.  compliance or noncompliance with the antifraud provisions of state or federal laws, rules and regulations concerning the issuance of securities;

           xii.  the effect on the enforceability of any agreement of applicable bankruptcy, insolvency, reorganization, liquidation, conservatorship, readjustment of debt, moratorium or other similar laws affecting the rights of creditors; and

          xiii.  we express no opinion on the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

        In addition, in rendering the foregoing opinions, we have assumed:

              i.  the genuineness and authenticity of all documents submitted to us as originals;

             ii.  the legal capacity of each signatory to such documents;

            iii.  the conformity to originals of all documents submitted to us as certified, facsimile or photostatic copies;

            iv.  the authenticity of the originals to such copies;

             v.  the due authorization, execution and delivery of each of the Transaction Agreements by each party thereto (other than the Company), and that each such party has full power, authority and legal right to execute and deliver each such document and perform its obligations thereunder;

            vi.  that each of the Transaction Agreements is the legal, valid and binding obligation of each party thereto (other than the Company), enforceable against each such party in accordance with its respective terms;

           vii.  the full power, authority and legal right of each of Goldman, Sachs & Co., Citigroup Global Markets Inc. and UBS Securities LLC to enter into each of the Transaction Agreements to which it is a party;

          viii.  the 2005 Notes were issued and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the purchasers thereof in accordance with the terms of the Purchase Agreement dated February 8, 2005 by and among the Company, Goldman, Sachs & Co., Citigroup Global Markets Inc. and UBS Securities LLC;

            ix.  the absence of evidence extrinsic to the provisions of the Transaction Agreements that such parties intended a meaning contrary to that expressed by those provisions;

             x.  the identity and capacity of all individuals acting or purporting to act as public officials; and

  xi.
  the obligations of each of the parties to the Transaction Agreements continue in effect on the date hereof.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Registration Statement and the Prospectus included therein.

Very truly yours,

/s/ DLA Piper Rudnick Gray Cary US LLP
DLA Piper Rudnick Gray Cary US LLP

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  Exhibit 5.1
FORM OF OPINION OF DLA PIPER RUDNICK GRAY CARY US LLP